Exhibit 99.1

 ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF OPERATIONS FOR THE
QUARTER ENDED MARCH 31, 2010; PROVIDES INFORMATION ON PENDING
ACQUISITIONS AND EARNINGS GUIDANCE FOR 2010

Great Neck, New York – May 6, 2010 – One Liberty Properties, Inc. (NYSE: OLP) today announced its results of operations for the three months ended March 31, 2010 as follows:

•	Rental income for the three months ended March 31, 2010 was $10,103,000 as compared to rental income of $9,841,000 for the three months ended March 31, 2009.

•
Net income for the three months ended March 31, 2010 was $2,421,000, $.21 per common share – diluted, as compared to net income for the three months ended March 31, 2009 of $2,653,000, or $.26 per common share – diluted.

•
Funds from operations (FFO) for the three months ended March 31, 2010 was $4,636,000, $.41 per common share - diluted, as compared to $5,110,000, $.50 per common share – diluted, for the three months ended March 31, 2009.  FFO calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, One Liberty’s share of depreciation of its unconsolidated joint ventures and amortization of capitalized leasing expenses and deducts One Liberty’s share of gain on the disposition of real estate, if any.  The table which accompanies this release reconciles FFO information with the GAAP financial information.

•
Net income per share and FFO per share decreased quarter over quarter for three primary reasons: (i) in the 2010 quarter the weighted average number of shares outstanding increased to 11,453,000 from 10,276,000 due to the Company’s decision to pay dividends applicable to 2009 in a combination of cash and stock to conserve cash, (ii) the 2009 quarter includes income from discontinued operations of $315,000 ($.03 per share) while there was no income from discontinued operations in the 2010 quarter, and (iii) the Company incurred a $346,000 ($.03 per share) property acquisition expense in the 2010 quarter with no comparable expense in the 2009 quarter.

Commenting on the results of operations, Patrick J. Callan, Jr., President and Chief Executive Officer of the Company, noted that the results of operations for the most recent quarter reflect a modest gain in rental income and, considering the challenging economic environment, particularly for commercial real estate, these were positive results.  He further commented that, “as we entered 2009 we decided, in view of economic conditions and a poor risk/reward scenario in the market place, to be conservative in our acquisition policy.  Accordingly, although we examined a number of possible transactions, we did not find any at a price we would be willing to pay and we did not make any property acquisitions in 2009.”  To date, in 2010, Mr. Callan continued, “we have seen significant improvement in the number and quality of acquisition opportunities.  We took advantage of this improved atmosphere by acquiring, on February 24, 2010, for a consideration of $23.5 million, a 194,000 square foot neighborhood shopping center located on 33 acres in a suburb of Philadelphia, Pennsylvania.

In addition, Mr. Callan provided information on pending acquisitions, noting that “we have a $6,100,000 sale and lease back acquisition for five single tenant quick service restaurants under contract, two other potential acquisitions in the letter of intent stage, a retail location subject to a long-term lease with a national retailer for a consideration of approximately $9,000,000 and another retail location subject to a long-term lease with another national retailer for approximately $20,000,000, and have more acceptable opportunities at this time than we had at this time last year.”  Consummation of the transaction under contract is subject to customary closing conditions, including completion of our due diligence, and consummation of the two transactions in the letter of intent stage are subject to final agreement, and due diligence.  Accordingly, we can make no assurances that these transactions will be completed.

The Company also provided guidance for 2010.  Based upon the shares of common stock outstanding on March 31, 2010 (11,453,162) and without giving effect to any additional acquisitions during the balance of the year, the Company expects FFO per share to be in the range of $1.55 to $1.64 for year ended December 31, 2010.  There can be no assurances that the actual FFO for the 2010 year will not differ for the range provided.

FFO should not be deemed to be a measure of liquidity.  FFO does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions.  It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity.  FFO does not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, including the guidance relating to FFO provided, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  These statements involve assumptions and forecasts that are based upon our assessments of certain trends, risks and uncertainties, which assumptions appear to be reasonable to us at the time they are made.  These amounts may fluctuate as a result of unexpected lease defaults by our tenants or fluctuations in the economy that affect our tenants.  We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions.  Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K for the year ended December 31, 2009.  You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements and our ability to achieve the final objectives discussed above.

Contact:	Simeon Brinberg (516) 466-3100

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Rental income - Note 1	$10,103	$9,841

Operating expenses:
Depreciation and amortization	2,135	2,123
General and administrative	1,653	1,649
Property acquisition costs	346	-
Real estate expenses	182	159
Leasehold rent	77	77
Total operating expenses	4,393	4,008

Operating income	5,710	5,833

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	124	160
Interest and other income	51	28
Interest:
Expense	(3,322)	(3,427)
Amortization of deferred financing costs	(142)	(256)
Income from continuing operations	2,421	2,338

Discontinued operations:
Income from operations - Note 2	-	544
Impairment charge on property sold at a loss	-	(229)
Income from discontinued operations	-	315

Net income	$2,421	$2,653

Net income per common share-diluted:
Income from continuing operations	$0.21	$0.23
Income from discontinued operations	-	0.03
Net income per common share	$0.21	$0.26

Funds from operations - Note 3	$4,636	$5,110
Funds from operations per common share-diluted - Note 4	$0.41	$0.50

Weighted average number of common shares outstanding:
Basic	11,395	10,165
Diluted	11,453	10,276

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $435 and $255 for the three months  ended March 31, 2010 and 2009, respectively.

Note 2 - Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $0 and $(42)  for the three months ended March 31, 2010 and 2009, respectively.

Note 3 - Funds from operations is summarized in the following table:
Net income	$2,421	$2,653
Add: depreciation of properties	2,126	2,359
Add: our share of depreciation in unconsolidated joint ventures	80	81
Add: amortization of capitalized leasing expenses	9	17
Funds from operations (a)	$4,636	$5,110

Note 4 - Funds from operations per common share is summarized in the following table:
Net income	$0.21	$0.26
Add: depreciation of properties	0.19	0.23
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01
Add: amortization of capitalized leasing expenses	-	-
Funds from operations per common share-diluted (a)	$0.41	$0.50

(a)           We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results.  FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time.  In fact, real estate values have historically risen and fallen with market conditions.  As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income.  We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP.  You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders.  FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	March 31,	December 31,
	2010	2009
ASSETS
Real estate investments, net	$364,589	$345,693
Investment in unconsolidated joint ventures	5,864	5,839
Cash and cash equivalents	25,341	28,036
Available for sale securities (including treasury bills of $2,000 and $3,999)	4,779	6,762
Unbilled rent receivable	11,137	10,706
Unamortized intangible lease assets	9,580	7,157
Other assets	5,873	4,493
Total assets	$427,163	$408,686

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Mortgages payable	$207,182	$190,518
Line of credit	27,000	27,000
Unamortized intangible lease liabilities	4,724	4,827
Other liabilities	6,776	6,213
Total liabilities	245,682	228,558

Stockholders' equity	181,481	180,128
Total liabilities and stockholders' equity	$427,163	$408,686